[SUTHERLAND ASBILL & BRENNAN LLP]

CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We consent to the reference to our firm in the Statement of Additional Information included in Post-Effective Amendment No. 21 to the Registration Statement on Form N-4 for the Century II Affinity individual flexible premium deferred variable annuity contracts issued through the Kansas City Life Variable Annuity Separate Account (File No. 333-52290).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

By:    /s/ Stephen E. Roth
Stephen E. Roth
Washington, D.C.
April 26, 2016